   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 3, 2000


                                                        REGISTRATION NO. 0-25507
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO
                                   FORM 10-SB
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                 OF SMALL BUSINESS ISSUERS UNDER SECTION 12(B)
                OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934


                            ------------------------

                                  IPARTY CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                           7373                 13-401 2236
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                            ------------------------

                        41 EAST 11TH STREET, 11TH FLOOR
                            NEW YORK, NEW YORK 10003
                                 (212) 331-1225
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

     Securities to be registered under Section 12 (b) of the Act:

        TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
---------------------------------------  ---------------------------------------

 Common Stock, par value $0.001                The American Stock Exchange

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Securities to be registered under Section 12(g) of the Act: None

     This Amendment to the Registrant's Form 10-SB is being filed solely for the purpose of amending the cover page to register the Registrant's Common Stock under Section 12(b) of the Securities Exchange Act of 1934 and for listing on the American Stock Exchange.




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

                                   SIGNATURES

     In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          iPARTY CORP.

                                          By: /s /  SAL PERISANO
                                            ------------------------------------
                                              Name: Sal Perisano
                                              Title: Chief Executive Officer




January 3, 2000


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